Exhibit 10.4
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
PERFORMANCE-BASED RSU AWARD AGREEMENT
          This Performance-Based RSU Award Agreement (this “Agreement”) sets forth the terms and conditions of a target award (this “Award”) consisting of restricted stock units that settle in cash and/or Common Shares (collectively, the “RSUs”), granted to you under the Allied World Assurance Company Holdings, AG, Third Amended and Restated 2004 Stock Incentive Plan (the “Plan”).
     1. The Plan. This Award is made pursuant to the Plan, the terms and conditions of which are incorporated in this Agreement. Capitalized terms used in this Agreement are defined herein or in the attached Glossary of Terms.
     2. Award. The target number of RSUs subject to this Award (i.e., the Target Cash-Settled RSUs and Target Share-Settled RSUs) is set forth at the end of this Agreement (this target number assumes 100% achievement of the Selected Performance Criteria). Each Award constitutes an unfunded and unsecured promise of Allied World to deliver (or cause to be delivered) to you a certain number of Common Shares (the “Share” or the “Shares” as the context requires) and/or cash on the settlement date, subject to the terms of this Agreement. Until such delivery of Shares, except as otherwise provided in Paragraph 3, you have only the rights of a general unsecured creditor, and no rights as a shareholder of Allied World. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 14.
     3. Vesting and Delivery.
          (a) Determination of Performance Percentage. As soon as practicable following the end of a Performance Period, the Committee shall determine the Performance Period Percentage applicable to such Performance Period. The determination of the Committee of the Performance Period Percentage shall be final, binding and conclusive for all purposes under this Agreement and the Plan.
          (b) Time and Form of Payment. Except as provided in this Paragraph 3 and in Paragraphs 4, 7 and 8, as soon as practicable following the Committee’s determination of the Performance Period Percentage as described in Paragraph 3(a), the Company shall:
       (i) issue or transfer to you, or cause to be issued or transferred to you, the number of Shares underlying your Share-Settled RSUs, and shall either (i) deliver, or cause to be delivered, to you a Certificate or Certificates therefor, registered in your name; or (ii) cause such Shares to be credited to your account at a third-party stock plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding awards under the Plan. You shall be deemed the beneficial owner of the Shares at the close of business on the date on which the Committee determines the Performance Period Percentage and you shall be entitled to any dividend or distribution that has not already been made with respect to such Shares if the record date for such dividend or distribution is after the close of business on the date on which the Committee determines the Performance Period Percentage; and/or
          (ii) transfer to you, or cause to be transferred to you, an amount of cash equal to the aggregate Fair Market Value of the Shares underlying your Cash-Settled RSUs, determined as of the date on which the Performance Period Percentage is approved by the Committee pursuant to Paragraph 3(a). Your Award shall be settled as soon as practicable following the Committee’s determination.
               (c) Termination of Employment due to Death or Disability. In the event that your employment is terminated due to your death or Disability at any time prior to the end of a Performance Period, you or your estate or beneficiaries, as the case may be, shall be entitled to (i) 25% of the Award, if such termination occurs during the first (1st) fiscal year of the Performance Period, (ii) 50% of the Award, if such termination occurs during the second (2nd) fiscal year of the Performance Period, or (iii) 75% of the Award, if such termination occurs during the third (3rd) fiscal year of the Performance Period. The Award payable under this Paragraph 3(c) shall be settled in Shares and/or cash, as applicable, as soon as practicable following your termination of employment due to death or Disability, as the case may be, but in no event later than March 15 of the fiscal year immediately following the year in which such termination occurred.
          (d) Delay in Delivery. Notwithstanding anything contained herein to the contrary, any delivery of Shares or cash otherwise required to be made hereunder to you at any date as a result of the termination of your employment for any reason shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and shall be delivered and/or paid on the earliest date on which such delivery or payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code.
     4. Termination of the Awards.
          (a) Unless the Committee determines otherwise, and except as provided in Paragraph 3(c), your rights in respect of your Award shall immediately terminate, and no Shares and/or cash shall be delivered in respect of such Award, if at any time prior to the date on which the Committee determines the Performance Period Percentage your employment with the Company terminates for any reason.
          (b) Unless the Committee determines otherwise, and except as provided in Paragraph 3(c), your rights in respect of your Award (whether or not vested) shall immediately terminate, and no Shares and/or cash shall be delivered in respect of such Award, if at any time prior to the settlement date:
       (i) you attempt to have any dispute under this Agreement or the Plan resolved in any manner that is not provided for by Paragraph 14;
       (ii) you in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (B) interfere with or damage (or attempt to interfere with or damage)

any relationship between the Company and any such Client or (C) Solicit any person who is an employee of the Company to resign from the Company or to apply for or accept employment with any Competitive Enterprise; or
       (iii) you fail to certify to Allied World, in accordance with procedures established by the Committee that you have complied, or the Committee determines that you have failed to comply, with all of the terms and conditions of this Agreement. By accepting the delivery of Shares and/or cash under this Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of this Agreement.
          (c) Unless the Committee determines otherwise, if on the settlement date in respect of any Shares and/or cash that would be deliverable under the terms and conditions of this Agreement, except that you have not complied with the conditions or your obligations under Paragraph 4(b)(iii), all of your rights with respect to your Award shall terminate prior to settlement. In addition, except as otherwise required by law or with the express prior written consent of the Board, you shall keep the amount of your Award strictly confidential and you expressly agree that any breach of this Agreement to keep such information confidential may result in forfeiture of the Award and/or immediate termination of your employment.
          (d) Without limiting the application of Paragraph 4(b) or Paragraph 4(c), your rights in respect of your Award that become vested solely by reason of a Disability shall terminate immediately, and no Shares and/or cash shall be delivered in respect of such Award if, following the termination of your employment with the Company by reason of Disability prior to the settlement date you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise.
          (e) The settlement of the Award as set forth herein (including there being no settlement of the Award based on a determination by the Committee that (i) the minimum Performance Period Percentage was not met or (ii) you failed to comply with the terms and conditions of this Agreement) shall extinguish the Company’s entire obligation hereunder in respect of your Award, and you shall not be entitled to any further payment in respect thereof.
     5. Repayment. If following the delivery of Shares and/or cash, the Committee determines that all terms and conditions of this Agreement in respect of such delivery were not satisfied, the Company shall be entitled to receive, and you shall be obligated to pay the Company immediately upon demand therefor, the Fair Market Value of the Shares and the amount of cash received by you with respect to your Award, without reduction for any Shares and/or cash applied to satisfy withholding tax or other obligations in respect of such Shares and/or cash.
     6. Non-transferability. Except as otherwise may be provided by the Committee, the limitations set forth in Section 3.5 of the Plan shall apply to this entire award. Any assignment in violation of the provisions of this Paragraph 6 shall be null and void.

     7. Withholding, Consent and Legends.
          (a) The delivery of Shares and/or cash is conditioned on your satisfaction of any applicable withholding taxes (in accordance with Section 3.3 of the Plan).
          (b) Your rights in respect of your Award are conditioned on the receipt by the Company or third-party stock plan administrator, as applicable, to the full satisfaction of the Committee of any required consents (as defined in Section 3.4 of the Plan) that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to deductions from your wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on your behalf to satisfy withholding and other tax obligations in connection with this Award).
          (c) Allied World may affix to Certificates representing Shares issued pursuant to this Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with Allied World). Allied World may advise the transfer agent to place a stop transfer order against any legended Shares.
     8. Rights of Offset. The Company shall have the right to offset, or cause to be offset, against the obligation to deliver Shares and/or cash under this Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) you then owe to the Company and any amounts the Committee otherwise deems appropriate.
     9. No Rights to Continued Employment. Nothing in this Agreement or the Plan shall be construed as giving you any right to continued employment by the Company or affect any right that the Company may have to terminate or alter the terms and conditions of your employment.
     10. Successors and Assigns of Allied World. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, Allied World and its successor entities.
     11. Committee Discretion. The Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.
     12. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Agreement as permitted by the Plan, and the Board may amend the Plan in any respect. Notwithstanding the foregoing, no such amendment shall materially adversely affect your rights and obligations under this Agreement without your consent. Any amendment of this Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.
     13. Adjustment. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, amalgamation, consolidation, rights offering,

separation, reorganization or liquidation, or any other change in the corporate structure or the Shares, subsequent to the date of the Date of Grant, the Committee or the Board shall make such equitable adjustments, designed to protect dilution or enlargement of rights, as it may deem appropriate in accordance with the Plan.
     14. Governing Law; Venue. THIS AWARD SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. IN CONSIDERATION OF YOUR ACCEPTANCE OF THIS AWARD, YOU HEREBY EXPRESSLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF AND VENUE IN THE COURTS OF SWITZERLAND WITH RESPECT TO ANY SUIT OR CLAIM INSTITUTED BY THE COMPANY OR YOU RELATING TO THIS AWARD.
     15. Headings. The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

          IN WITNESS WHEREOF, Allied World has caused this Agreement to be duly executed and delivered as of the Date of Grant.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
By:
Name:
Title:

Recipient:
Target Numbers for the Award:
• Target Share-Settled RSUs (the “Target Share-Settled RSUs”):
• Target Cash-Settled RSUs (the “Target Cash-Settled RSUs”):
Date of Grant:

Receipt Acknowledge:

Address:
Street

	City,	State	Zip Code

Social Security No./Local I.D. No.

Glossary of Terms
Solely for purposes of this Award, the following terms shall have the meanings set forth below. Capitalized terms not defined in this Glossary of Terms shall have the meanings as used or defined in the Agreement.
          “Allied World” means Allied World Assurance Company Holdings, AG or a successor entity.
          “Board” means the Board of Directors of Allied World.
          “Cash-Settled RSUs” means, with respect to any Performance Period, the number of Common Shares equal to your Target Cash-Settled RSUs multiplied by the Performance Period Percentage for such Performance Period.
          “Certificate” means a share certificate (or other appropriate document or evidence of ownership) representing Common Shares of Allied World.
          “Client” means any client or prospective client of the Company to whom the Company provided services, or for whom the Company transacted business, or whose identity became known to you in connection with your relationship with or employment by the Company.
          “Committee” means the Compensation Committee of the Board; provided, however, if at any time during the term of the Plan the Compensation Committee is not comprised of any members, the full Board shall be deemed to be the Committee hereunder until such time that the Compensation Committee of the Board has at least one member.
          “Common Shares” means the registered shares of Allied World.
          “Company” means Allied World and its subsidiaries.
          “Competitive Enterprise” means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity, that, in either case, competes anywhere with any activity in which the Company is engaged. The activities covered by the previous sentence include, without limitation, all insurance and re-insurance, and insurance and reinsurance related activities, and asset management located in Switzerland and abroad.
          “Disability” means, in the absence of any employment agreement between you and the Company otherwise defining Disability, any physical or mental disability or infirmity that prevents the performance of your employment duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of your Disability upon which you and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by you (which approval shall not be unreasonably withheld). In the event there is an employment agreement between you and the Company defining Disability, “Disability” shall have the meaning provided in such agreement.

          “Fair Market Value” means, with respect to a Common Share on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee and consistent with the requirements of Section 409A of the Code, or if there is a public market for the shares on such date, (i) the methodology as determined by the Committee in its sole and absolute discretion, or (ii) if the Committee has not set forth a pricing methodology, the closing price of the Common Shares on such stock exchange on which the shares are principally trading on the date in question, or, if there were no sales on such date, on the closest preceding date on which there were sales of shares.
          “Performance Criteria” means one or more of the following performance metrics: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) stock price; (ix) improvements in capital structure; (x) revenue or sales; and (xi) total return to shareholders.
          “Performance Period” means the three consecutive fiscal year period ending on [    ].
          “Performance Period Percentage” means, unless otherwise determined by the Committee, for any Performance Period, a percentage determined as a function of percentage achievement of the Selected Performance Criteria, as follows:

Percentage Achievement of Selected
Performance Criteria	Performance Period Percentage
Less than 80%	0%
80%	50%
100%	100%
120% or greater	150%
To the extent the percentage achievement of the Selected Performance Criteria falls between any level set forth on the table above, the Performance Period Percentage shall be the Performance Period Percentage for the percentage achievement level immediately below that actually obtained plus 2.50% for each whole percentage achievement in excess of such stated level (e.g., at 90% achievement of the Selected Performance Criteria, the Performance Period Percentage will equal 50% plus 25%, or 75%).
          “Selected Performance Criteria” means, with respect to a Performance Period, the Performance Criteria that are selected to measure the performance of the Company over the Performance Period.
          “Share-Settled RSUs” means, with respect to any Performance Period, the number of Common Shares equal to your Target Share-Settled RSUs multiplied by the Performance Period Percentage for such Performance Period.

          “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.